Exhibit 99.1

ContraVir Appoints James Sapirstein as Chief Executive Officer and Board Member

ContraVir Pharmaceuticals, Inc. (OTCBB:CTRV), a biopharmaceutical company focused on the development of antiviral technologies, today announced the appointment of James Sapirstein as Chief Executive Officer, and a member of the ContraVir Board of Directors. Mr. Sapirstein will lead the Company’s strategic growth plan for the future, and, in particular, the clinical development of FV-100 to treat shingles (herpes zoster) patients.

“ContraVir’s recent emergence as a public company requires a unique individual who combines leadership skills with extensive experience in antivirals to spearhead ContraVir’s future development,” said Gary S. Jacob, Board Chairman of ContraVir. “James Sapirstein is just that individual. James has actively led and participated in more than 20 product launches in the U.S. and abroad, including product development, clinical development, strategic planning and global marketing. Add to this James’ considerable experience in biotechnology startup companies and we have the perfect individual to lead ContraVir moving forward.”

“I am very excited to take the helm of ContraVir,” said James Sapirstein. “ContraVir’s drug candidate FV-100 for treating patients with shingles is an exciting opportunity which has the potential to provide clinical benefits to patients who suffer the debilitating nerve pain associated with this condition. We are eager to further develop this exciting candidate, and I am confident that we are in the right place at the right time to build ContraVir into an elite biopharmaceutical enterprise with the express goal of creating value for our stakeholders.”

Mr. Sapirstein, a graduate of the Rutgers University Ernest Mario School of Pharmacy, brings over thirty years of pharmaceutical industry experience to Contravir ranging from start-up situations to some of the largest companies in the world. After beginning his career in 1984 as a sales representative with Eli Lilly, he accepted a position at Hoffmann-LaRoche in 1987, where he served for almost a decade as part of its sales and marketing teams. He held a number of positions at Hoffmann-LaRoche, including Product Director and International Operations Manager, and was actively involved with numerous product launches including several antivirals. In 1996, he became the Director of International Marketing of the Infectious Disease Division at Bristol Myers Squibb (BMS). Mr. Sapirstein directed the international HIV product marketing strategy at BMS and was an integral part of the international development and launch of a number of infectious disease products while at BMS.

More recently, Mr. Sapirstein has become known in the industry as a start-up and turnaround specialist, mainly for his work at Gilead Sciences, Inc. (GILD), Serono Laboratories, Inc., Tobira Therapeutics, Inc. and Alliqua Inc. (ALQA). Mr. Sapirstein served in the Global Marketing group at Gilead, beginning in 2000 where he led and developed the global marketing strategy for its flagship HIV drug, Viread. He played a key role in the development of the drug combination strategy that resulted in Gilead’s acquisition of Triangle’s nucleoside portfolio. That acquisition ultimately led to the launch of Truvada, Gilead’s multi-billion dollar combination HIV drug. In 2002, he accepted the position of Executive Vice President for Serono Laboratories where he led a team of over 100 professionals to rebuild a struggling HIV and pediatric growth hormone business. As CEO of privately held Tobira Therapeutics, a New Jersey based biopharmaceutical company focused on the development of novel HIV and infectious disease compounds, he was instrumental in helping to raise over $60 million in venture capital and research funding to enable Tobira to further its scientific development. As a result of those efforts, he was named one of New Jersey’s top 50 most influential people in healthcare in 2010 by NJBiz.com. Most recently, Mr. Sapirstein was CEO of Alliqua Therapeutics at Alliqua Inc., where he helped lead the transformation of transdermal wound care and drug delivery technology into a premier wound care organization. Mr. Sapirstein developed the growth strategies for the organization and was responsible for several key licensing opportunities which lead to an increased return on investment for all of the shareholders.

About ContraVir Pharmaceuticals, Inc.

ContraVir is a biopharmaceutical company focused primarily on the development of drugs to treat herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus or VZV. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of shingles. Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, famcyclovir, and valacyclovir, the FDA approved drug for treating shingles. Moreover, FV-100 has been shown to have a more rapid onset of antiviral activity in preclinical models, and may fully inhibit the replication of VZV more rapidly than these drugs at significantly lower concentration levels. Phase 1 trials of FV-100 in volunteers were successfully completed, as well as a phase 2 clinical trial in shingles patients. ContraVir plans to open a phase 2b trial in shingles patients to further explore FV-100’s potential to treat the long-lasting nerve pain typically associated with shingles.

Contact:

Media
ContraVir Pharmaceuticals, Inc.
Gem Gokmen, 212-584-7610
Mobile: 646-637-3208
ggokmen@contravir.com